Filed Pursuant to Rule 424(b)(5)
Registration No. 333-258265

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 1, 2023

PROSPECTUS

Edison International

$                % Fixed-to-Fixed Reset Rate

Junior Subordinated Notes due 2053

We are offering $                aggregate principal amount of our    % Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2053 (the “notes”). The notes will bear interest (i) from and including the original issue date (as defined herein) to, but excluding, June 15, 2028 at the rate of    % per annum and (ii) from and including June 15, 2028, during each Reset Period (as defined herein) at a rate per annum equal to the Five-year U.S. Treasury Rate (as defined herein) as of the most recent Reset Interest Determination Date (as defined herein) plus a spread of     %, to be reset on each Reset Date (as defined herein), and will mature on June 15, 2053. Interest on the notes will accrue from and including March    , 2023 and will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2023 (short first interest period).

So long as no event of default (as defined herein) with respect to the notes has occurred and is continuing, we may, at our option, defer interest payments on the notes, from time to time, for one or more deferral periods of up to 20 consecutive semi-annual Interest Payment Periods (as defined herein) each. During any deferral period, interest on the notes will continue to accrue at the then-applicable interest rate on the notes (as reset from time to time on any Reset Date occurring during such deferral period in accordance with the terms of the notes) and, in addition, interest on deferred interest will accrue at the then-applicable interest rate on the notes (as reset from time to time on any Reset Date occurring during such deferral period in accordance with the terms of the notes), compounded semi-annually, to the extent permitted by applicable law. See “Description of the Notes—Option to Defer Interest Payments” below.

At our option, we may redeem notes at the times and at the applicable redemption prices described in this prospectus. The notes will be our unsecured obligations and will rank junior and subordinate in right of payment to the prior payment in full of our existing and future Senior Indebtedness (as defined herein). The notes will rank equally in right of payment with any future unsecured indebtedness that we may incur from time to time if the terms of such indebtedness provide that it ranks equally with the notes in right of payment.

The notes are a new issue of securities with no established trading market. We do not intend to apply for the listing or trading of the notes on any securities exchange or trading facility or for inclusion of the notes in any automated quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page 10 and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2022.

	Per Note		Total
Public Offering Price(1)		%	$
Underwriting Discount		%	$
Proceeds to us (before expenses)(1)		%	$

(1)	Plus accrued interest from March , 2023, if settlement occurs after that date.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are expected to be delivered in global form through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A., and Euroclear Bank SA/NV, on or about March    , 2023.

Joint Book-Running Managers

BofA Securities	Credit Suisse	RBC Capital Markets	Truist Securities

Barclays	Morgan Stanley

March     , 2023

ABOUT THIS PROSPECTUS

References in this prospectus to “Edison International,” “we,” “us,” and “our” mean Edison International on a stand-alone basis, not consolidated with its subsidiaries.

We are responsible for the information contained and incorporated by reference in this prospectus and in any related free writing prospectus that we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with any other information, and we and the underwriters take no responsibility for any other information that others may provide you. Neither we nor the underwriters are making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus

PRIIPs Regulation/Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). For the purposes of this provision, the expression “an offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PRIIPs Regulation/Prohibition of Sales to UK Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”); or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA. For the purpose of this provision, the expression “an offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPS Regulation”) for offering or selling the notes or otherwise making them available to any retail investor in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents they incorporate by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current expectations and projections about future events based on our knowledge of present facts and circumstances and assumptions about future events and include any statement that does not directly relate to a historical or current fact. In this prospectus and elsewhere, the words “expects,” “believes,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “probable,” “may,” “will,” “could,” “would,” “should,” and variations of such words and similar expressions, or discussions of strategy or of plans, are intended to identify forward-looking statements. Such statements necessarily involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Some of the risks, uncertainties and other important factors that could cause results to differ from those currently expected, or that otherwise could impact us and our subsidiaries, include, but are not limited to:

•

the ability of Southern California Edison Company (“SCE”) to recover its costs through regulated rates, including uninsured wildfire-related and mudslide-related costs, costs incurred to mitigate the risk of utility equipment causing future wildfires and costs incurred as a result of the COVID-19 pandemic, and increased labor and materials costs due to supply chain constraints and inflation;

•	the ability of SCE to implement its Wildfire Mitigation Plan and capital program;

•

risks of regulatory or legislative restrictions that would limit SCE’s ability to implement its Public Safety Power Shutoff Program (“PSPS”) when conditions warrant or would otherwise limit our operational PSPS practices;

•	risks associated with implementing PSPS, including regulatory fines and penalties, claims for damages and reputational harm;

•	SCE’s ability to maintain a valid safety certification;

•

our ability to obtain sufficient insurance at a reasonable cost, including insurance relating to wildfire- related claims, and to recover the costs of such insurance or, in the event liabilities exceed insured amounts, the ability to recover uninsured losses from customers or other parties;

•

extreme weather-related incidents (including events caused, or exacerbated, by climate change, such as wildfires, debris flows, droughts, high wind events and extreme heat events) and other natural disasters (such as earthquakes), which could cause, among other things, public safety issues, property damage, rotating outages, and other operational issues (such as issues due to damaged infrastructure), PSPS activations and unanticipated costs;

•

risks that California Assembly Bill 1054 (“AB 1054”) does not effectively mitigate the significant risk faced by California investor-owned utilities related to liability for damages arising from catastrophic wildfires where utility facilities are alleged to be a substantial cause, including the longevity of the Wildfire Insurance Fund, and the California Public Utilities Commission’s (“CPUC”) interpretation of and actions under AB 1054, including its interpretation of the prudency standard established under AB 1054;

•	our ability to effectively attract, manage, develop and retain a skilled workforce, including contract workers;

•

decisions and other actions by the CPUC, the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission and other regulatory and legislative authorities, including decisions and actions related to determinations of authorized rates of return or return on equity, the recoverability of wildfire-related and debris flow-related costs, issuance of SCE’s wildfire safety certification, wildfire mitigation efforts, approval and implementation of electrification programs, and delays in regulatory and legislative actions;

•	cost and availability of labor, equipment and materials, including as a result of supply chain constraints;

•	our ability to borrow funds and access the bank and capital markets on reasonable terms;

•

risks associated with the decommissioning of the San Onofre Nuclear Generating Station, including those related to worker and public safety, public opposition, permitting, governmental approvals, on-site storage of spent nuclear fuel and other radioactive material, delays, contractual disputes, and cost overruns;

•

pandemics, such as COVID-19, and other events that cause regional, statewide, national or global disruption, which could impact, among other things, our business, operations, cash flows, liquidity and/ or financial results and cause us to incur unanticipated costs;

•	physical security of our critical assets and personnel and the cybersecurity of our critical information technology systems for grid control, and business, employee and customer data;

•

risks associated with cost allocation, resulting in higher rates for utility bundled service customers because of possible customer bypass or departure for other electricity providers such as Community Choice Aggregators, which are cities, counties, and certain other public agencies with the authority to generate and/or purchase electricity for their local residents and businesses, and electric service providers;

•

risks inherent in SCE’s capital investment program, including those related to project site identification, public opposition, environmental mitigation, construction, permitting, changes in the California Independent System Operator’s transmission plans, and governmental approvals;

•

risks associated with the operation of electrical facilities including worker and public safety issues, the risk of utility assets causing or contributing to wildfires, failure, availability, efficiency, and output of equipment and facilities, and availability and cost of spare parts;

•	actions by credit rating agencies to downgrade our credit ratings or to place those ratings on negative watch or negative outlook;

•

changes in tax laws and regulations, at both the state and federal levels, or changes in the application of those laws, that could affect recorded deferred tax assets and liabilities and effective tax rate;

•	changes in future taxable income, or changes in tax law, that would limit our realization of expected net operating loss and tax credit carryover benefits prior to expiration;

•	changes in the fair value of investments and other assets;

•	changes in interest rates and rates of inflation, including escalation rates (which may be adjusted by public utility regulators);

•

governmental, statutory, regulatory or administrative changes or initiatives affecting the electricity industry, including the market structure rules applicable to each market adopted by the North American Electric Reliability Corporation, and similar regulatory bodies in adjoining regions, and changes in California’s environmental priorities that lessen the importance the state places on greenhouse gas reduction;

•

availability and creditworthiness of counterparties and the resulting effects on liquidity in the power and fuel markets and/or the ability of counterparties to pay amounts owed in excess of collateral provided in support of their obligations;

•

potential for penalties or disallowance for non-compliance with applicable laws and regulations, including fines, penalties and disallowances related to wildfires where SCE’s equipment is alleged to be associated with ignition; and

•

cost of fuel for generating facilities and related transportation, which could be impacted by, among other things, disruption of natural gas storage facilities, to the extent not recovered through regulated rate cost escalation provisions or balancing accounts.

Additional information about risks and uncertainties that could cause results to differ from those currently expected or that otherwise could impact us, including more detail about the factors described above, is included in our Annual Report on Form 10-K for the year ended December 31, 2022 and our Current Reports on Form 8-K filed subsequent to that date. Forward-looking statements speak only as of the date they are made and we are not obligated to publicly update or revise forward-looking statements.

SUMMARY

The following summary is qualified in its entirety by and should be read together with the more detailed information and audited financial statements, including the related notes, contained or incorporated by reference in this prospectus.

EDISON INTERNATIONAL

Edison International is the parent holding company of Southern California Edison Company, a California public utility. Edison International also owns or holds interests in companies that are competitive businesses related to the generation or use of electricity. Based in Rosemead, California, Edison International was incorporated in California in 1987.

The mailing address and telephone number of our principal executive offices are P.O. Box 976, Rosemead, CA 91770 and (626) 302-2222.

The Offering

Issuer	Edison International

Amount of Notes Offered	$ aggregate principal amount of % Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2053 (the “notes”).

Maturity	June 15, 2053.

Interest Rate	The notes will bear interest (i) from and including March , 2023 to, but excluding, June 15 2028 (the “First Reset Date”) at the rate of % per annum and (ii) from and including the First Reset Date, during each Reset Period at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of %, to be reset on each Reset Date. For the definitions of the terms “Reset Period,” “Five-year U.S. Treasury Rate,” “Reset Interest Determination Date” and “Reset Date” and for other important information concerning the calculation of interest on the notes, see “Description of the Notes—Interest Rate and Maturity” below in this prospectus.

Interest Payment Dates	Subject to our right to defer interest payments as described under “Optional Interest Deferral” below, interest on the notes will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2023 (short first interest period).

Optional Interest Deferral	So long as no event of default with respect to the notes has occurred and is continuing, we may, at our option, defer interest payments on the notes, from time to time, for one or more deferral periods of up to 20 consecutive semi-annual Interest Payment Periods each (each such deferral period, commencing on the interest payment date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the final maturity date of the notes or end on a day other than the day immediately preceding an interest payment date. In other words, we may declare at our discretion up to a ten-year interest payment moratorium on the notes and may choose to do that on one or more occasions. No interest will be due or payable on the notes during any such Optional Deferral Period unless we elect, at our option, to redeem notes during such Optional Deferral Period, in which case accrued and unpaid interest to, but excluding, the redemption date will be due and payable on such redemption date only on the notes being redeemed, or unless the principal of and interest on the notes shall have been declared due and payable as the result of an event of default with respect to the notes, in which case all accrued and unpaid interest on the notes shall become due and payable. We may elect, at our option, to extend the length of any Optional Deferral Period that is shorter than 20 consecutive semi-annual

Interest Payment Periods (so long as the entire Optional Deferral Period does not exceed 20 consecutive semi-annual Interest Payment Periods or extend beyond the final maturity date of the notes) and to shorten the length of any Optional Deferral Period. We cannot begin a new Optional Deferral Period until we have paid all accrued and unpaid interest on the notes from any previous Optional Deferral Period. During any Optional Deferral Period, interest on the notes will continue to accrue at the then-applicable interest rate on the notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the notes). In addition, during any Optional Deferral Period, interest on the deferred interest will accrue at the then-applicable interest rate on the notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the notes), compounded semi-annually, to the extent permitted by applicable law. For the definition of the term “event of default,” see “Description of the Notes—Events of Default” below in this prospectus, and for the definition of the term “Interest Payment Period” and other important information concerning our right to defer interest payments on the notes, see “Description of the Notes—Option to Defer Interest Payments” below in this prospectus.

If we defer payments of interest on the notes, the notes will be treated at that time, solely for purposes of the original issue discount rules, as having been retired and reissued with original issue discount for United States federal income tax purposes. This means that if you are subject to United States federal income taxation on a net income basis, you would be required to include in your gross income for United States federal income tax purposes the deferred interest payments on your notes before you receive any cash, regardless of your regular method of accounting for United States federal income tax purposes. For more information concerning the tax consequences you may have if payments of interest are deferred, see “Risk Factors—Holders of the notes subject to United States federal income taxation may have to pay taxes on interest before they receive payments from us” and “Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Exercise of Deferral Option” below in this prospectus.

Certain Restrictions during an Optional Deferral Period	During an Optional Deferral Period, we (and our subsidiaries, as applicable) may not do any of the following (subject to exceptions):

• declare or pay any dividends or distributions on any Capital Stock (as defined in “Description of the Notes—Option to Defer Interest Payments” below) of Edison International;

• redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of Edison International;

• pay any principal, interest or premium on, or repay, repurchase or redeem, any indebtedness of Edison International that ranks equally with or junior to the notes in right of payment; or

• make any payments with respect to any guarantees by Edison International of any indebtedness if such guarantees rank equally with or junior to the notes in right of payment.

For further important information, including information concerning the exceptions referred to above, see “Description of the Notes—Option to Defer Interest Payments” below in this prospectus.

Ranking	The notes will be our unsecured obligations and will rank junior and subordinate in right of payment to the prior payment in full of our existing and future Senior Indebtedness, to the extent and in the manner set forth under the caption “Description of the Notes—Subordination” below in this prospectus. For the definition of the term “Senior Indebtedness,” see “Description of the Notes—Subordination” below in this prospectus. The notes will rank equally in right of payment with any future unsecured indebtedness that we may incur from time to time if the terms of such indebtedness provide that it ranks equally with the notes in right of payment. The notes will be effectively subordinated in right of payment to any secured indebtedness we have incurred or may incur (to the extent of the value of the collateral securing such secured indebtedness) and will also be effectively subordinated to all existing and future liabilities and preferred equity of our subsidiaries. In addition, the notes will rank senior to Capital Stock of Edison International. For additional information, see “Risk Factors” and “Description of the Notes—Ranking” below in this prospectus.

Optional Redemption	At our option, we may redeem some or all of the notes, as applicable, before their maturity, as follows:

•   in whole or from time to time in part, on any day during any Par Call Period (as defined in “Description of the Notes—Redemption—Optional Redemption” below in this prospectus) at a redemption price in cash equal to 100% of the principal amount of the notes to be redeemed, plus, subject to the terms described in the first paragraph under “Description of the Notes—Redemption—Redemption Procedures; Cancellation of Redemption” below in this prospectus, accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date;

•   in whole but not in part, at any time within 120 days after a Tax Event (as defined in “Description of the Notes—Redemption—Redemption Following a Tax Event” below in this prospectus) at a redemption price in cash equal to 100% of the principal amount of the notes, plus, subject to the terms described in the first paragraph under “Description of the Notes—Redemption—Redemption Procedures; Cancellation of Redemption” below in this prospectus, accrued and unpaid interest on the notes to, but excluding, the redemption date; and

•   in whole but not in part, at any time within 120 days after a Rating Agency Event (as defined in “Description of the Notes—Redemption—Redemption Following a Rating Agency Event” below in this prospectus) at a redemption price in cash equal to 102% of the principal amount of the notes, plus, subject to the terms described in the first paragraph under “Description of the Notes—Redemption—Redemption Procedures; Cancellation of Redemption” below in this prospectus, accrued and unpaid interest on the notes to, but excluding, the redemption date.

Covenants	The notes and the related indenture will not limit the amount of Senior Indebtedness that Edison International may incur or the amount of other indebtedness or liabilities that Edison International or any of its subsidiaries may incur, and do not contain any financial or other similar restrictive covenants.

Use of Proceeds	We intend to use the net proceeds from this offering to repay commercial paper and for general corporate purposes.

Denomination and Form	The notes will be issued in registered form and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes initially will be issued in book-entry form and represented by one or more global notes deposited with, or on behalf of, The Depository Trust Company, as depositary (the “Depositary”).

No Listing	The notes are a new series of securities with no established trading market. We do not intend to apply for the listing or trading of the notes on any securities exchange or trading facility or for inclusion of the notes in any automated quotation system.

RISK FACTORS

Investing in our securities involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in our most recent Annual Report on Form 10-K, together with all of the other information included in this prospectus and any other information that we have incorporated by reference, including filings made with the Securities and Exchange Commission subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows.

We may be unable to meet our ongoing and future financial obligations if our subsidiaries are unable to pay dividends to us.

Our ability to meet our financial obligations is primarily dependent on the earnings and cash flows of our subsidiaries and their ability to pay dividends, make other distributions or repay funds owed from time to time to us. Prior to funding Edison International, our subsidiaries have financial and regulatory obligations that must be satisfied, including, among others, debt service and preferred stock dividends. The CPUC also regulates SCE’s capital structure and limits the dividends it may pay to us. In addition, the indenture under which the notes will be issued does not limit our ability, or the ability of our subsidiaries, to pledge shares of stock as security for other indebtedness.

The notes are our obligations and not obligations of our subsidiaries and will be effectively subordinated to the claims of the subsidiaries’ creditors.

The notes are our obligations exclusively and not obligations of our subsidiaries. Because we are a holding company, our obligations under the notes will be structurally subordinated to all existing and future liabilities and preferred equity of our subsidiaries. Therefore, our creditors, including holders of the notes, will not have a direct right to participate in the assets of any subsidiary upon the liquidation or reorganization of the subsidiary.

Instead, our creditors will participate in those assets only to the extent that we receive a distribution from the subsidiary on account of any claim or interest that we have against or in the subsidiary. At December 31, 2022, our subsidiaries had total indebtedness, preferred equity and other liabilities of approximately $55.9 billion owing to unaffiliated third parties.

The notes are subordinated to all other indebtedness of Edison International and its subsidiaries (other than any unsecured indebtedness Edison International has incurred or may in the future incur that ranks junior to or pari passu with the notes), and the indenture does not limit the aggregate amount of indebtedness that Edison International or its subsidiaries may incur.

Pursuant to the terms of the indenture, the notes will be subordinated in right of payment to all of Edison International’s existing and future Senior Indebtedness (as defined under “Description of the Notes—Subordination” below). This means that, in the event of (a) Edison International’s dissolution, winding-up, liquidation or reorganization, (b) Edison International’s failure to pay any interest, principal or other monetary amounts due on any of its Senior Indebtedness when due (and continuance of that default beyond any applicable grace period) or (c) acceleration of the maturity of any of Edison International’s Senior Indebtedness as a result of a default, Edison International will not be permitted to make any payments on the notes until, in the case of clause (a), all amounts due or to become due on all of its Senior Indebtedness have been paid in full, or, in the case of clauses (b) and (c), all amounts due on its Senior Indebtedness have been paid in full. For additional information about the subordination of the notes to our Senior Indebtedness, see “Description of the Notes—Subordination” below in this prospectus. At December 31, 2022, Edison International had approximately $3.4 billion aggregate principal amount of Senior Indebtedness outstanding. In addition, the notes will be effectively subordinated in right of payment to any secured indebtedness Edison International may in the future incur (to the extent of the value of the collateral securing such secured indebtedness). Due to the subordination of the notes to the Senior Indebtedness of Edison International and the effective subordination of the notes to any secured indebtedness of Edison International, if Edison International’s assets are distributed upon its dissolution, winding-up, liquidation or reorganization, holders of its Senior Indebtedness and any secured indebtedness would likely recover more, ratably, than the holders of the notes, and it is possible that no payments would be made to the holders of the notes.

The indenture does not limit the amount of Senior Indebtedness or secured indebtedness that may be incurred by Edison International or the amount of other indebtedness or liabilities that may be incurred by Edison International or any of its subsidiaries. The incurrence by Edison International or its subsidiaries of additional indebtedness, including the incurrence of additional Senior Indebtedness or secured indebtedness by Edison International or additional liabilities or preferred equity by its subsidiaries, may have adverse consequences for you as a holder of the notes, including making it more difficult for Edison International to satisfy its obligations with respect to the notes, a loss of all or part of the trading value of your notes and a risk that one or more of the credit ratings of the notes could be lowered or withdrawn. Both Edison International and its subsidiaries expect to incur substantial amounts of additional indebtedness, including Senior Indebtedness, in the future.

The interest rate will reset on the First Reset Date and each subsequent Reset Date and any interest payable after the First Reset Date may be less than the initial fixed annual rate of    % in effect until the First Reset Date.

The annual interest rate on the notes each Reset Period (as defined herein) will equal the Five-year U.S. Treasury Rate (as defined herein) as of the most recent Reset Interest Determination Date (as defined herein) plus    %. Therefore, the interest rate for any five-year Reset Period commencing on or after the First Reset Date (as defined herein) could be more or less than the fixed rate for the initial five-year period. We have no control over the factors that may affect U.S. Treasury Rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that may impact U.S. Treasury Rates. You should note that historical levels, fluctuations and trends of U.S. Treasury Rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury Rates is not an indication that U.S. Treasury Rates are more or less likely to increase or decrease at any time before or after the First Reset Date, and you should not take the historical U.S. Treasury Rates as an indication of future rates.

We can defer interest payments on the notes for one or more Optional Deferral Periods of up to 20 consecutive semi-annual Interest Payment Periods each. This may affect the market price of the notes.

So long as no event of default (as defined below under “Description of the Notes—Events of Default”) with respect to the notes has occurred and is continuing, we may, at our option, defer interest payments on the notes, from time to time, for one or more Optional Deferral Periods of up to 20 consecutive semi-annual Interest Payment Periods each, except that no such Optional Deferral Period may extend beyond the final maturity date of the notes or end on a day other than the day immediately preceding an interest payment date. In other words, we may declare at our discretion up to a ten-year interest payment moratorium on the notes and may choose to do that on one or more occasions. Moreover, following the end of any Optional Deferral Period, if all amounts then due on the notes are paid, we could immediately start a new Optional Deferral Period of up to 20 consecutive semi-annual Interest Payment Periods. No interest will be paid or payable on the notes during any Optional Deferral Period unless we elect, at our option, to redeem notes during such Optional Deferral Period, in which case accrued and unpaid interest to, but excluding, the redemption date will be due and payable on such redemption date only on the notes being redeemed, or unless the principal of and interest on the notes shall have been declared due and payable as a result of an event of default with respect to the notes, in which case all accrued and unpaid interest on the notes shall become due and payable. Instead, interest on the notes would be deferred but would continue to accrue at the then-applicable interest rate on the notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the notes). In addition, during any Optional Deferral Period interest on the deferred interest would accrue at the then-applicable interest rate on the notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the notes), compounded semi-annually, to the extent permitted by applicable law. If we exercise this interest deferral right, the notes may trade at a price that does not reflect the value of accrued and unpaid interest on the notes or that is otherwise substantially less than the price at which the notes would have traded if we had not exercised such deferral right. If we exercise this interest deferral right and you sell your notes during an Optional Deferral Period, you may not receive the same return on your investment as a holder that continues to hold its notes until we pay the deferred interest following the end of such Optional Deferral Period. In addition, as a result of our right to defer interest payments, the market price of the notes may be more volatile than other securities that do not have these rights.

Holders of the notes subject to U. S. federal income taxation may have to pay taxes on interest before they receive payments from us.

If we defer interest payments on the notes, a holder of the notes subject to U.S. federal income tax on a net income basis will be required to accrue interest income for U.S. federal income tax purposes in respect of such holder’s proportionate share of the accrued but unpaid interest on the notes, even if such holder normally reports income when received. As a result, a holder will be required to include the accrued interest in such holder’s gross income for U.S. federal income tax purposes even though such holder will not have received any cash. A holder’s adjusted tax basis in a note generally will be increased by such amounts that it was required to include in gross income. In addition, unpaid interest accrued on the notes during an Optional Deferral Period will be payable on the interest payment date immediately following the last day of such Optional Deferral Period. If a holder sells its notes on or before the record date for such interest payment date, then all of the interest accrued on such notes during the Optional Deferral Period will be paid to the person who is the registered owner of those notes at the close of business on such record date, and the holder who sold those notes will not receive from us any of the interest that accrued on those notes during the Optional Deferral Period and that such holder reported as income for tax purposes. Holders should consult with their tax advisors regarding the tax consequences of an investment in the notes. For more information regarding the U.S. tax consequences of purchasing, owning and disposing of the notes, see “Material U.S. Federal Income Tax Considerations” below.

Holders of the notes will have limited rights of acceleration.

Holders of the notes and the trustee under the indenture may accelerate payment of the principal and interest on the notes only upon the occurrence and continuation of certain events of default. Payment of principal and interest on the notes may be accelerated upon the occurrence of an event of default under the indenture related to failure to pay interest within 30 days after it is due, failure to pay principal or premium, if any, on the notes when due, and certain events of bankruptcy, insolvency, receivership or reorganization relating to Edison International (but not its subsidiaries). Holders of the notes and the trustee will not have the right to accelerate payment of the principal or interest on the notes upon the breach of any other covenant in the indenture. See “Description of the Notes—Option to Defer Interest Payments,” “Description of the Notes—Events of Default” and “Description of the Notes—Remedies—Acceleration” below.

Rating agencies may change their practices for rating the notes, which change may affect the market price of the notes. In addition, we may redeem the notes if a rating agency makes certain changes in the equity credit methodology for securities such as the notes.

The rating agencies that currently or may in the future publish a rating for Edison International, including Moody’s, S&P and Fitch, each of which is expected to initially publish a rating of the notes, may, from time to time in the future, change the way they analyze securities with features similar to the notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to subordinated securities with features similar to the notes. If any rating agencies change their practices for rating these types of securities in the future, and the ratings of the notes are subsequently lowered, the trading price of the notes could be negatively affected. In addition, we may redeem the notes, at our option, in whole but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the notes. See “Description of the Notes—Redemption—Redemption Following a Rating Agency Event” below.

The notes are subject to early redemption.

As described under “Description of the Notes—Redemption” below, we may at our option redeem the notes in whole or in part at the times and the applicable redemption price described thereunder. Consequently, we may choose to redeem your notes at a time when prevailing interest rates are lower than the effective interest rate paid on your notes and at times when the trading price of your notes is above the redemption price. You may not be able to reinvest the redemption proceeds in an investment with a return that is as high as the return you would have earned on the notes if they had not been redeemed and with a similar level of investment risk.

Investors should not expect us to redeem the notes on the first or any other date on which they are redeemable.

The notes may be redeemed by us at our option either in whole or in part, from time to time, on any day during any Par Call Period. In addition, the notes may be redeemed by us at our option, in whole but not in part, within 120 days after either a Tax Event or a Rating Agency Event (as those terms are defined under “Description of the Notes—Redemption” below in this prospectus). Any decision we may make at any time to redeem the notes before their final maturity date will depend upon, among other things, the strength of our balance sheet, our results of operations, our access to the capital markets, interest rates, our growth strategy, and general market conditions at such time. Accordingly, while we may decide to do so, investors should not expect us to redeem the notes on the first or any other date on which they are redeemable.

You may be unable to sell your notes if a trading market for the notes does not develop.

The notes will be new securities for which there is currently no established trading market, and none may develop. We do not intend to apply for listing of the notes on any securities exchange or for quotation on any automated dealer quotation system. The liquidity of any market for the notes will depend on the number of holders of the notes, the interest of securities dealers in making a market in the notes, and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. If an active trading market does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects, and certain other factors.

USE OF PROCEEDS

We intend to use the net proceeds from this offering, together with other cash on hand, to repay commercial paper and for general corporate purposes. The current weighted average interest rate of our commercial paper borrowings is approximately 5.00%.

DESCRIPTION OF THE NOTES

The notes will be a series of our junior subordinated debt securities issued under an indenture between Edison International, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”), dated as of March     , 2023 (the “indenture”).

The summary of selected provisions of the notes and the indenture appearing below is not complete and is qualified by reference to the provisions of the notes and the indenture. Forms of the notes and the indenture have been or will be filed with the SEC and you may obtain copies as described under “Where You Can Find More Information” below.

General

The notes will constitute a separate series of our subordinated debt securities under the indenture and will be issued in the aggregate principal amount of $            . We may, from time to time, without notice to or consent of the holders of the notes, issue additional notes and any such additional notes shall form a single series under the indenture with the notes offered by this prospectus. Any such additional notes shall have the same form and terms as the notes offered by this prospectus (other than the offering price, the date of issuance and, if applicable, the date from which interest thereon shall begin to accrue and the first interest payment date, and except that the provisions of the notes specifying the rate of interest thereon to but excluding the First Reset Date (as defined below) shall not be applicable to any such additional notes whose date of original issuance is on or after the First Reset Date).

Interest Rate and Maturity

The notes will mature on June 15, 2053 (the “final maturity date”). The notes will be subject to redemption at our option as described below under “—Redemption”.

The notes will bear interest (i) from and including March         , 2023 (the “original issue date”) to, but excluding, June 15, 2028 (the “First Reset Date”) at the rate of    % per annum and (ii) from and including the First Reset Date, during each Reset Period (as defined below) at a rate per annum equal to the Five-year U.S. Treasury Rate (as defined below) as of the most recent Reset Interest Determination Date (as defined below) plus a spread of    %, to be reset on each Reset Date (as defined below). Interest on the notes will accrue from the original issue date and will be payable semi-annually in arrears on June 15 and December 15 (each, an “interest payment date”) of each year, beginning on June 15, 2023 (short first interest period), to the holders of record at the close of business on the immediately preceding June 1 and December 1, respectively (each, a “record date”), subject to our right to defer interest payments as described below under “—Option to Defer Interest Payments.” These record dates will apply regardless of whether a particular record date is a business day. In this section, a “business day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required bylaw or executive order to close. If an interest payment date is not a business day, payment of interest will be made on the next succeeding business day, without any interest, additional interest, or other payment in lieu of interest or additional interest accumulating with respect to this delay. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

The applicable interest rate for each Reset Period will be determined by the calculation agent (as described below), as of the applicable Reset Interest Determination Date, in accordance with the following provisions:

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, as applicable, an interest rate (expressed as a decimal) determined to be the per annum rate (i) equal to the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days appearing (or, if fewer than five business days appear, such number of business days appearing) under the caption “Treasury Constant Maturities” in the most recent H.15 (as defined herein) as of 5:00 p.m.

(Eastern Time); or (ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, then the rate will be determined by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five business days appearing (or, if fewer than five business days appear, such number of business days appearing) under the caption “Treasury Constant Maturities” in the most recent H.15 as of 5:00 p.m. (Eastern Time) as of any date of determination.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

The “most recent H.15” means the H.15 published closest in time but prior to the close of business on the Reset Interest Determination Date.

“Reset Date” means the First Reset Date and June 15 of every fifth year after 2028.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day that is two business days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including a Reset Date to, but excluding, the next following Reset Date.

If we, in our sole discretion, determine that the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described above, we may, in our sole discretion, designate an unaffiliated agent or advisor, which may include an unaffiliated underwriter for the offering of the notes or any affiliate of any such underwriter, but, for the avoidance of doubt shall not include the trustee (the “Designee”), to determine whether there is an industry-accepted successor rate to the Five-year U.S. Treasury Rate. If the Designee determines that there is such an industry-accepted successor rate, then the Five-year U.S. Treasury Rate shall be such successor rate and, in that case, the Designee may adjust the spread and may determine and adjust the business day convention, the definition of a “business day” and the Reset Interest Determination Date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the Five-year U.S. Treasury Rate in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate. If we, in our sole discretion, do not designate a Designee or if the Designee determines that there is no industry-accepted successor rate, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Interest Determination Date or, if this sentence is applicable with respect to the first Reset Interest Determination Date,    %.

The applicable interest rate for each Reset Period will be determined by the calculation agent, as of the applicable Reset Interest Determination Date. Promptly upon such determination, the calculation agent will notify us of the interest rate for the Reset Period. The calculation agent’s determination of any interest rate and its calculation of the amount of interest for any interest period (as defined herein) beginning on or after the First Reset Date will be on file at our principal offices, will be made available to any holder or beneficial owner of the notes upon request, and will be final and binding in the absence of manifest error.

We will give notice of the relevant Five-year U.S. Treasury Rate as soon as reasonably practicable following each Reset Interest Determination Date to the trustee and paying agent.

Interest accumulating or payable on the notes for any interest period (or portion thereof) will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

If any interest payment date, redemption date or the maturity date of the notes is not a business day (as defined in the indenture) at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day (as defined in the indenture) at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be.

No Listing

The notes are a new issue of securities with no established trading market. We do not intend to apply for the listing or trading of the notes on any securities exchange or trading facility or for inclusion of the notes in any automated quotation system.

Ranking

The notes will be our unsecured obligations and will rank junior and subordinate in right of payment to the prior payment in full of our existing and future Senior Indebtedness (as defined below under “—Subordination”), to the extent and in the manner set forth under the caption “—Subordination” below. The notes will rank equally in right of payment with any future unsecured indebtedness that we may incur from time to time if the terms of such indebtedness provide that it ranks equally with the notes in right of payment. At December 31, 2022, we had outstanding approximately $3.4 billion aggregate principal amount of Senior Indebtedness. In addition, the notes will be effectively subordinated in right of payment to any secured indebtedness we may have or may incur (to the extent of the value of the collateral securing such secured indebtedness). In addition, the notes will rank senior to Capital Stock of Edison International.

The notes are our obligations exclusively and are not the obligations of any of our subsidiaries. Because we conduct our operations primarily through, and substantially all our consolidated assets are held by, our subsidiaries, the notes will be effectively subordinated in right of payment to all existing and future liabilities and preferred equity of our subsidiaries. At December 31, 2022, our subsidiaries had total indebtedness, preferred equity and other liabilities of approximately $55.9 billion owing to unaffiliated third parties.

The indenture does not contain any restrictions on the amount of Senior Indebtedness or other indebtedness or liabilities that we may incur or the amount of indebtedness, preferred equity or other liabilities that may be incurred by our subsidiaries. For additional information, see “Risk Factors” above in this prospectus.

Agreement by Holders to Tax Treatment

Each holder (or beneficial owner) of the notes will, by accepting any notes (or a beneficial interest therein), be deemed to have agreed that such holder (or beneficial owner) intends that the notes constitute indebtedness of Edison International, and will treat the notes as indebtedness of Edison International, for United States federal income tax purposes.

Subordination

The notes will be subordinated in right of payment to the prior payment in full of all our Senior Indebtedness. This means that upon:

(a)

any payment by, or distribution of the assets of, Edison International upon its dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings; or

(b)

a failure to pay any interest, principal or other monetary amounts due on any of Edison International’s Senior Indebtedness when due and continuance of that default beyond any applicable grace period; or

(c)	acceleration of the maturity of any Senior Indebtedness of Edison International as a result of a default;

the holders of all of Edison International Senior Indebtedness will be entitled to receive:

•	in the case of clause (a) above, payment of all amounts due or to become due on all Senior Indebtedness; or

•	in the case of clauses (b) and (c) above, payment of all amounts due on all Senior Indebtedness,

before the holders of the notes are entitled to receive any payment. So long as any of the events in clauses (a), (b), or (c) above has occurred and is continuing, any amounts payable or assets distributable on the notes will instead be paid or distributed, as the case may be, directly to the holders of Senior Indebtedness to the extent necessary to pay, in the case of clause (a) above, all amounts due or to become due upon all such Senior Indebtedness, or, in the case of clauses (b) and (c) above, all amounts due on all such Senior Indebtedness, and, if any such payment or distribution is received by the trustee under the indenture or the holders of any of the notes before all Senior Indebtedness due and to become due or due, as applicable, is paid, such payment or distribution must be paid over to the holders of the unpaid Senior Indebtedness. Subject to paying the Senior Indebtedness due and to become due in the case of clause (a) or the Senior Indebtedness due in the case of clauses (b) and (c), the holders of the notes will be subrogated to the rights of the holders of the Senior Indebtedness to receive payments applicable to the Senior Indebtedness until the notes are paid in full.

“Senior Indebtedness” means, with respect to the notes, (i) indebtedness of Edison International, whether outstanding at the date of the indenture or incurred, created or assumed after such date, (a) in respect of money borrowed by Edison International (including any financial derivative, hedging or futures contract or similar instrument, to the extent any such item is primarily a financing transaction) and (b) evidenced by debentures, bonds, notes, credit or loan agreements or other similar instruments or agreements issued or entered into by Edison International; (ii) all finance lease obligations of Edison International; (iii) all obligations of Edison International issued or assumed as the deferred purchase price of property, all conditional sale obligations of Edison International and all obligations of Edison International under any title retention agreement (but excluding, for the avoidance of doubt, trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations of Edison International for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; and (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which Edison International is responsible or liable as obligor, guarantor or otherwise, except for any obligations, instruments or agreements of the type referred to in any of clauses (i) through (v) above that, by the terms of the instruments or agreements creating or evidencing the same or pursuant to which the same is outstanding, are subordinated or equal in right of payment to the notes.

For purposes of the indenture and anything therein to the contrary notwithstanding, the notes shall rank equally in right of payment with the Other Junior Subordinated Notes (as defined below), the Other Junior Subordinated Notes shall not constitute Senior Indebtedness with respect to the notes, and the notes shall not constitute Senior Indebtedness with respect to the Other Junior Subordinated Notes.

“Other Junior Subordinated Notes” means any additional debt securities of the same series which may in the future be issued under the indenture upon any re-opening of such series and any future unsecured indebtedness that we may incur from time to time if the terms of such indebtedness provide that it ranks equally with the notes in right of payment.

Due to the subordination of the notes, if assets of Edison International are distributed upon its dissolution, winding-up, liquidation or reorganization, holders of its Senior Indebtedness and other indebtedness and obligations that are not equal or junior to the notes in right of payment will likely recover more, ratably, than holders of the notes, and it is possible that no payments will be made to the holders of the notes. The subordination provisions described above will cease to apply in the event of defeasance or satisfaction and discharge of the notes as described under “—Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge,” respectively, below in this prospectus.

The notes and the indenture do not limit our ability to incur Senior Indebtedness or our or any of our subsidiaries’ ability to incur other secured and unsecured indebtedness, preferred equity or other liabilities. We expect that we and our subsidiaries will incur substantial additional amounts of indebtedness, including Senior Indebtedness, in the future.

Redemption

Optional Redemption

We may at our option redeem the notes, in whole or from time to time in part, on any day during any Par Call Period (as defined below) at a redemption price in cash equal to 100% of the principal amount of the notes to be redeemed, plus, subject to the terms described in the first paragraph under “—Redemption Procedures; Cancellation of Redemption” below, accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date.

“Par Call Period” means any period from and including the March 15 immediately preceding a Reset Date through and including such Reset Date.

Redemption Following a Tax Event

We may at our option redeem the notes, in whole but not in part, at any time within 120 days after a Tax Event (as defined below) at a redemption price in cash equal to 100% of the principal amount of the notes, plus, subject to the terms described in the first paragraph under “—Redemption Procedures; Cancellation of Redemption” below, accrued and unpaid interest on the notes to, but excluding, the redemption date.

A “Tax Event” means that we have received an opinion of counsel experienced in such matters to the effect that, as a result of:

•

any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

•

an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

•

any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

•

a threatened challenge asserted in writing in connection with a tax audit of us or any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of this prospectus, there is more than an insubstantial risk that interest payable by us on the notes is not deductible, or within 90 days would not be deductible, in whole or in part, by us for U. S. federal income tax purposes.

Redemption Following a Rating Agency Event

We may at our option redeem the notes, in whole but not in part, at any time within 120 days after a Rating Agency Event (as defined below) at a redemption price in cash equal to 102% of the principal amount of the notes, plus, subject to the terms described in the first paragraph under “—Redemption Procedures; Cancellation of Redemption” below, accrued and unpaid interest on the notes to, but excluding, the redemption date.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for Edison International (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the notes, (a) as such methodology was in effect on the date of this prospectus, in the case of any rating agency that published a rating for Edison International as of the date of this prospectus, or (b) as such methodology was in effect on the date such rating agency first published a rating for Edison International, in the case of any rating agency that first publishes a rating for Edison International after the date of this prospectus (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the notes by such rating agency had the current methodology not been changed.

Redemption Procedures; Cancellation of Redemption

Notwithstanding any statement under this caption “—Redemption” to the contrary, installments of interest on the notes that are due and payable on any interest payment date falling on or prior to a redemption date for the notes will be payable on that interest payment date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the notes and the indenture, except that, if the redemption date for any notes falls on any day during an Optional Deferral Period (as defined below under “—Option to Defer Interest Payments”), accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest (as defined below under “—Option to Defer Interest Payments”)) on such notes will be paid on such redemption date to the persons entitled to receive the redemption price of such notes. For the avoidance of doubt, the interest payment date falling immediately after the last day of an Optional Deferral Period shall not be deemed to fall on a day during such Optional Deferral Period.

Notice of redemption will be mailed or otherwise delivered at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is delivered, the notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus, subject to the terms described in the immediately preceding paragraph, accrued and unpaid interest to, but excluding, the redemption date, and will be paid upon surrender thereof for redemption, unless (a) the notice of redemption provides that such redemption shall be subject to the condition described in the next succeeding paragraph and (b) such redemption shall have been canceled in accordance with the provisions of the next succeeding paragraph because such condition shall not have been satisfied. If only part of a note is redeemed, the trustee will issue in the name of the registered holder of the note and deliver to such holder a new note in a principal amount equal to the unredeemed portion of the principal of the note surrendered for redemption. If we elect to redeem all or a portion of the notes, then, unless otherwise provided in such notice of redemption as described in the next succeeding paragraph, the redemption will not be conditional upon receipt by the paying agent or the trustee of monies sufficient to pay the redemption price.

If, at the time a notice of redemption is given, (i) we have not effected satisfaction and discharge or defeasance of the notes as described under “—Satisfaction and Discharge” or “—Defeasance and Covenant

Defeasance” below and (ii) such notice of redemption is not being given in connection with or in order to effect satisfaction and discharge or defeasance of the notes, then, if the notice of redemption so provides and at our option, the redemption may be subject to the condition that the trustee shall have received, on or before the applicable redemption date, monies in an amount sufficient to pay the redemption price and accrued and unpaid interest on the notes called for redemption to, but excluding, the redemption date. If monies in such amount are not received by the trustee on or before such redemption date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled and we shall not be required to redeem the notes called for redemption on such redemption date. In the event that a redemption is canceled, we will, not later than the business day immediately following the proposed redemption date, deliver, or cause to be delivered, notice of such cancellation to the registered holders of the notes called for redemption (which notice will also indicate that any notes or portions thereof surrendered for redemption shall be returned to the applicable holders), and we will direct the trustee to, and the trustee will, promptly return any notes or portions thereof that have been surrendered for redemption to the applicable holders.

Unless we default in payment of the redemption price or the proposed redemption is canceled in accordance with the provisions set forth in the immediately preceding paragraph, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

If less than all of the notes are to be redeemed on any redemption date, the particular notes (or portions thereof) to be redeemed shall be by lot.

Option to Defer Interest Payments

So long as no event of default (as defined below under “—Events of Default”) with respect to the notes has occurred and is continuing, we may, at our option, defer interest payments on the notes, from time to time, for one or more deferral periods of up to 20 consecutive Interest Payment Periods (as defined below) each (each such deferral period, commencing on the interest payment date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the final maturity date of the notes or end on a day other than the day immediately preceding an interest payment date. During any Optional Deferral Period, interest on the notes will continue to accrue at the then-applicable interest rate on the notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the notes). In addition, during any Optional Deferral Period interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the notes), compounded semi-annually, to the extent permitted by applicable law.

No interest will be due or payable on the notes during an Optional Deferral Period, except upon a redemption of any notes on any redemption date during such Optional Deferral Period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the notes to be redeemed to, but excluding, such redemption date will be due and payable on such redemption date), or unless the principal of and interest on the notes shall have been declared due and payable as the result of an event of default with respect to the notes (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the notes shall become due and payable). All references in the notes and, insofar as relates to the notes, the indenture, to “interest” on the notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

Before the end of any Optional Deferral Period that is shorter than 20 consecutive Interest Payment Periods, we may elect, at our option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 20 consecutive Interest Payment Periods or extend beyond the final maturity date of the notes. We may also elect, at our option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an interest payment date. At the end of any Optional Deferral Period, if all amounts then due on the notes, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), are paid, we may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, we may not begin a new Optional Deferral Period unless we have paid all accrued and unpaid interest on the notes (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods.

During any Optional Deferral Period, we (and our subsidiaries, as applicable) will not do any of the following (subject to the exceptions set forth in the next succeeding paragraph):

•	declare or pay any dividends or distributions on any Capital Stock (as defined below) of Edison International;

•	redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of Edison International;

•	pay any principal, interest or premium on, or repay, repurchase or redeem, any indebtedness of Edison International that ranks equally with or junior to the notes in right of payment; or

•	make any payments with respect to any guarantees by Edison International of any indebtedness if such guarantees rank equally with or junior to the notes in right of payment.

However, during an Optional Deferral Period, we may (a) declare and pay dividends or distributions payable solely in shares of our common stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) or options, warrants or rights to subscribe for or purchase shares of our common stock, (b) declare and pay any dividend in connection with the implementation of a plan (a “Rights Plan”) providing for the issuance by us to all holders of our common stock of rights entitling them to subscribe for or purchase common stock or any class or series of our preferred stock, which rights (1) are deemed to be transferred with such common stock, (2) are not exercisable until the occurrence of a specified event or events and (3) are also issued in respect of future issuances of our common stock, (c) issue any of shares of our Capital Stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify our Capital Stock or exchange or convert one class or series of our Capital Stock for another class or series of our Capital Stock, (e) purchase fractional interests in shares of our Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, and (f) purchase, acquire or withhold shares of our common stock related to the issuance of our common stock or rights under any dividend reinvestment plan or related to any of our benefit plans for our directors, officers, employees, consultants or advisors, including any employment contract.

We will give the holders of the notes and the trustee notice of our election of, or any shortening or extension of, an Optional Deferral Period at least 10 business days prior to the earlier of (1) the next succeeding interest payment date or (2) the date upon which we are required to give notice to any applicable self-regulatory organization or to holders of the notes of the next succeeding interest payment date or the record date therefor. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the interest payment date immediately following the last day of an Optional Deferral Period will be the regular record date with respect to such interest payment date.

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Interest Payment Period” means the semi-annual period from and including an interest payment date to but excluding the next succeeding interest payment date, except for the first Interest Payment Period which shall be the period from and including the original issue date to but excluding June 15, 2023.

Events of Default

An “event of default” occurs with respect to the notes if:

(a) we do not pay any interest on any note when it becomes due and payable and such default continues for 30 days (whether or not such payment is prohibited by the subordination provisions applicable to the notes), except as the result of a deferral of interest payments in accordance with the provisions discussed above under “—Option to Defer Interest Payments”;

(b) we do not pay any principal of or premium, if any, on any note when it becomes due and payable (whether or not such payment is prohibited by the subordination provisions applicable to the notes);

(c) we remain in breach of any other covenant (excluding covenants solely applicable to one or more other series of subordinated debt securities issued under the indenture) in the indenture or the notes for 90 days after there has been given to us, by registered or certified mail, a written notice of default specifying such default or breach and requiring remedy of the default or breach; the notice must be sent by either the trustee or registered holders of at least 33% of the principal amount of the outstanding notes; or

(d) Edison International files for bankruptcy or other specified events of bankruptcy, insolvency, receivership or reorganization occur with respect to Edison International.

However, as discussed below under “—Remedies—Acceleration,” neither the trustee nor the holders of the notes will be entitled to declare the notes to be due and payable immediately upon the occurrence of an event of default described in clause (c) above.

No event of default with respect to the notes will necessarily constitute an event of default with respect to the subordinated debt securities of any other series issued under the indenture, and no event of default with respect to any such other series of subordinated debt securities issued under the indenture will necessarily constitute an event of default with respect to the notes.

Remedies

Acceleration

If an event of default, other than an event of default described in clause (c) under “—Events of Default” above, occurs and is continuing with respect to the notes, then either the indenture trustee or the registered holders of not less than 33% in principal amount of the outstanding notes may declare the principal amount of all of the notes, together with accrued and unpaid interest thereon, to be due and payable immediately. If an event of default described in clause (d) “— Events of Default” above occurs and is continuing with respect to the notes and the subordinated debt securities of any other series issued under the indenture, then either the indenture trustee or the registered holders of not less than 33% in principal amount of all outstanding subordinated debt securities may declare the principal amount of all outstanding subordinated debt securities, together with accrued and unpaid interest thereon, to be due and payable immediately.

However, if an event of default described in clause (c) under “—Events of Default” above occurs and is continuing, neither the trustee nor the registered holders of the notes will be entitled to declare the principal of the notes, or accrued or unpaid interest thereon, to be due and payable immediately. See “Risk Factors—Holders of the notes will have limited rights of acceleration” above. However, they may exercise the other rights and remedies available under the indenture upon the occurrence of an event of default.

Rescission of Acceleration

After the declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the money due on the notes, the registered holders of not less than a majority in aggregate principal amount of the outstanding notes may rescind and annul the declaration and its consequences, if:

•	we pay or deposit with the indenture trustee a sum sufficient to pay:

•	all overdue interest;

•	the principal of and any premium which have become due other than by the declaration of acceleration and overdue interest on these amounts;

•	interest on overdue interest to the extent lawful;

•	all amounts due to the indenture trustee under the indenture; and

•

all events of default with respect to the affected series, other than the nonpayment of the principal which has become due solely by the declaration of acceleration, have been cured or waived as provided in the indenture.

For more information as to waiver of defaults, see “Waiver of Default and of Compliance” below.

Control by Registered Holders; Limitations

Subject to the indenture, if an event of default with respect to the notes occurs and is continuing, the registered holders of a majority in principal amount of the outstanding notes will have the right to

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee; or

•	exercise any trust or power conferred on the indenture trustee with respect to the notes.

If an event of default is continuing with respect to all series of subordinated debt securities issued under the indenture, the registered holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of all the series, considered as one class, will have the right to make such direction, and not the registered holders of the notes of any one of the series. These rights of registered holders to make direction are subject to the following limitations:

•	the registered holders’ directions will not conflict with any law or the indenture; and

•	the registered holders’ directions may be declined to be followed by the indenture trustee where the indenture trustee determines such directions would involve it in personal liability.

The indenture trustee may also take any other action it deems proper which is consistent with the registered holders’ direction.

In addition, the indenture provides that no registered holder of notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or for any other remedy thereunder unless: (a) the registered holder has previously given the trustee written notice of a continuing event of default with respect to the notes; (b) the registered holders of at least 33% in aggregate principal amount of the outstanding notes have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee indemnity and/or security satisfactory to it against costs and liabilities incurred in complying with the request; and (c) for 60 days after receipt of the notice, the trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the trustee during such 60-day period by the registered holders of a majority in aggregate principal amount of the outstanding notes. Furthermore, no registered holder of notes will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders of the notes under the indenture.

Notice of Default

The trustee is required to give the registered holders of the notes notice of any default under the indenture to the extent required by the Trust Indenture Act of 1939, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in clause (c) under “Events of Default,” no notice shall be given to the registered holders until at least 30 days after the occurrence thereof.

The Trust Indenture Act of 1939 currently permits the indenture trustee to withhold notices of default (except for certain payment defaults) if the indenture trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

We will furnish the trustee with a statement each calendar year as to our compliance with the conditions and covenants in the indenture.

Waiver of Default and of Compliance

The registered holders of a majority in aggregate principal amount of the outstanding notes of all affected series (voting as one class) may waive, on behalf of the registered holders of all notes of all such series, any past default under the indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of the registered holder of each outstanding note.

Compliance with some of the covenants in the indenture or otherwise provided with respect to notes may be waived by the registered holders of a majority in aggregate principal amount of the affected notes, considered as one class.

Covenants

Consolidation, Merger and Conveyance of Assets as an Entirety

Subject to the provisions described in the next paragraph, Edison International will preserve its corporate existence.

Edison International has agreed not to consolidate with or merge into any other entity and not to convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

•

the entity formed by the consolidation or into which Edison International is merged, or the entity which acquires or which leases the property and assets of Edison International substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State of the United States or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding notes and the performance of all of the covenants of Edison International under the indenture;

•

immediately after giving effect to the transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing; and

•	we have given the indenture trustee an officers’ certificate and legal opinion that all conditions in the indenture relating to the transactions have been complied with.

Notwithstanding the foregoing, we may merge or consolidate with or transfer all or substantially all of its assets to an affiliate that has no significant assets or liabilities and was formed for the purpose of changing our jurisdiction of organization or our form of organization; provided that the successor assumes all of our obligations under the indenture.

No Financial Covenants

The indenture contains no financial or other similar restrictive covenants with respect to the notes.

Modification of Indenture

Without Registered Holder Consent

Without the consent of any registered holders of the notes, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to Edison International;

•	to add one or more covenants of Edison International or other provisions for the benefit of the registered holders of the notes, or to surrender any right or power conferred upon Edison International;

•	to add any additional events of default for the notes;

•	to add to, change or eliminate any provision of the indenture that does not adversely affect the interests of the registered holders of the notes in any material respect;

•	to provide security for the notes;

•	to add guarantors for the notes;

•	to establish the form or terms of the notes or any note guarantees as permitted by the indenture;

•	to provide for the issuance of bearer securities;

•	to evidence and provide for the acceptance of appointment of a separate or successor indenture trustee;

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for the notes;

•	to cure any ambiguity, defect or inconsistency or to make any other changes, provided that any such action does not adversely affect the interests of the holders of the notes in any material respect;

•	to comply with the rules or regulations of any securities exchange or automated quotation system on which the notes may be listed or traded;

•	to qualify the indenture under the Trust Indenture Act of 1939 or to add to the indenture any provisions expressly required by the Trust Indenture Act of 1939; or

•	to conform the indenture or the notes to the relevant description in this prospectus or other disclosure document.

If the Trust Indenture Act of 1939 is amended after the date of the indenture so as to require changes to the indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the indenture or at any time thereafter, were required by the Trust Indenture Act of 1939 to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to the amendment or to effect the changes or elimination, regardless of whether Edison International and the trustee enter into one or more supplemental indentures to effect or evidence the amendment as described above.

In our discretion, with notice to the trustee, we may change any place or places where:

•	we may pay principal, premium and interest;

•	notes may be surrendered for transfer or exchange; or

•	notices and demands to or upon Edison International may be served.

With Registered Holder Consent

We and the trustee may, with some exceptions, amend or modify any indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the notes of all series affected by the amendment or modification (voting as one class). However, no amendment or modification may, without the consent of the registered holder of each outstanding note affected thereby:

•

change the stated maturity of the principal or interest on any note (other than pursuant to the terms of the note), or reduce the principal amount, interest or premium payable or change the currency in which any note is payable, or impair the right provided for in the indenture to bring suit to enforce any payment;

•	reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the indenture; or

•	modify certain of the provisions in the indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

•

modify, delete or supplement any of the subordination provisions or the definition of Senior Indebtedness applicable to the subordinated debt securities of any series then outstanding in a manner adverse to the holders of such subordinated debt securities.

A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of registered holders of notes of one or more particular series or tranches will be deemed not to affect the rights under the indenture of the registered holders of notes of any other series or tranche.

Miscellaneous

The indenture provides that some notes, including those for which payment or redemption money has been deposited or set aside in trust, will not be deemed to be “outstanding” in determining whether the registered holders of the requisite principal amount of the outstanding notes have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of registered holders for quorum purposes.

Any money we provide to a paying agent for the payment of principal, premium or interest that remains unclaimed at the end of two years after the payment became due and payable will be repaid to us. Thereafter, the holder of notes entitled to such payment must look only to us for payment.

Defeasance and Covenant Defeasance

The indenture provides that we may, upon satisfying several conditions, cause ourselves to be:

•	discharged from our obligations, with some exceptions, with respect to the notes, which we refer to as “defeasance;” and

•	released from our obligations under specified covenants with respect to the notes, which we refer to as “covenant defeasance.”

One condition we must satisfy is the irrevocable deposit with the indenture trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations (and without reinvestment of such principal and interest), would provide sufficient moneys to pay the principal of and any premium and interest on the notes on the maturity dates of the payments or upon redemption.

The indenture permits defeasance with respect to the notes even if a prior covenant defeasance has occurred with respect to the notes. Following a defeasance, payment of the notes defeased may not be accelerated because of an event of default. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the notes, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

Under current U. S. federal income tax law, the defeasance contemplated in the preceding paragraphs would be treated as an exchange of the notes in which holders of the notes might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would be required to include in income after the defeasance might be different from that which would be includible in the absence of the defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than U.S. federal income tax laws.

Under current U. S. federal income tax laws, unless accompanied by other changes in the terms of the notes, covenant defeasance generally should not be treated as a taxable exchange.

Satisfaction and Discharge

The indenture will cease to be of further effect with respect to the notes and we will be deemed to have satisfied and discharged all of our obligations under the applicable indenture with respect to the notes, except as noted below, when:

•	all outstanding notes of such series have become due or will become due within one year at their stated maturity or on a redemption date; and

•	Edison International deposits with the trustee, in trust, funds that are sufficient to pay and discharge all remaining indebtedness on the outstanding notes.

Edison International will remain obligated to pay all other amounts due under the applicable indenture and to perform certain ministerial tasks as described in the applicable indenture.

Resignation and Removal of the Trustee; Deemed Resignation

The trustee may resign at any time by giving written notice to us.

The trustee may also be removed with respect to any series of notes by act of the registered holders of a majority in principal amount of the then outstanding notes of any such series.

No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

Under some circumstances, we may appoint a successor trustee and, if the successor accepts, the trustee will be deemed to have resigned.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Other

The notes will not be subject to a sinking fund or entitled to any guarantees and you will not be permitted to require us to redeem or repurchase the notes at your option.

We will pay the principal of and premium, if any, on the notes at the final maturity date or upon redemption upon presentation of the notes at the office of the trustee, as our paying agent. In our discretion, we may appoint one or more additional paying agents and security registrars and designate one or more additional places for payment and for registration of transfer of the notes, but we must at all times maintain a place of payment for the notes and a place for registration of transfer of the notes in the Borough of Manhattan, The City of New York.

Notices

For so long as the notes are held in the form of a global certificate, we are permitted to send notices or communications to holders pursuant to DTC’s procedures, and notices and communications that we send in this manner will be deemed to have been properly sent to such holders in writing. If the notes are no longer held in the form of a global certificate, we then will send all notices or communications to holders of the notes in writing by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the holders’ respective addresses shown on the register for the notes.

Form; Transfers; Exchanges

The notes initially will be issued in book-entry form and represented by one or more global notes deposited with, or on behalf of, The Depository Trust Company in New York, New York (“DTC”), as Depositary, and registered in the name of Cede & Co., its nominee. This means that you will not be entitled to receive a certificate for the notes that you purchase except in limited circumstances described below under the caption “Global Securities.” The notes will be issued only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We expect that payments due on notes in book-entry form will be paid by wire transfer of funds to the Depositary or its nominee. For additional information regarding notes in global form and the book-entry system, see “—Global Securities” and “Book-Entry, Delivery, and Form” below in this prospectus.

Global Securities

We may issue the notes in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, The Depositary Trust Company or a depositary identified in the prospectus. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for that global security to a nominee of that depositary, or by a nominee of that depositary to that depositary or another nominee of that depositary, or by that depositary or that nominee to a successor of that depositary or a nominee of that successor.

Exchange

You may have your notes divided into notes of smaller denominations (of at least $1,000) or combined into debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

You may exchange or transfer notes (other than notes represented by a global security) at the office of the trustee. The trustee acts as our agent for registering notes in the names of holders and transferring notes (other than notes represented by a global security). We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers, if applicable.

In our discretion, we may change the place for registration of transfer of the notes (other than notes represented by a global security) and may remove and/or appoint one or more additional security registrars.

There will be no service charge for any transfer or exchange of the notes, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We may block the transfer or exchange of (a) notes during a period of 15 days prior to mailing any notice of redemption or (b) any note selected for redemption in whole or in part, except the unredeemed portion of any note being redeemed in part.

Calculation Agent

The “calculation agent” means any person or entity appointed by us and serving as such agent with respect to the notes at such time. Unless we have validly called the notes for redemption during the first Par Call Period, we will appoint a calculation agent for the notes prior to the Reset Interest Determination Date preceding the First Reset Date. We may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time. We may appoint ourselves or an affiliate of ours as calculation agent.

Book-Entry, Delivery, and Form

The notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons. Upon issuance, the global notes will be deposited with The Bank of New York Mellon Trust Company, N.A., as trustee, as custodian for DTC, and registered in the name of DTC or its nominee.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as “participants,” or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

You may elect to hold interests in a global note either in the United States through DTC or outside the United States through Clearstream Banking, S.A. (“Clearstream”), or Euroclear Bank, SA/NV, or its successor, as operator of the Euroclear System (“Euroclear”), if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

So long as DTC, or its nominee, is the registered owner or holder of any of the notes, DTC or that nominee, as the case may be, will be considered the sole owner or holder of such notes represented by the global note for all purposes under the note indenture and the notes. No beneficial owner of an interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the note indenture.

Payments of the principal of, and interest on, a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the trustee, any paying agent, or we will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

We expect that transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and procedures and will be settled in same-day funds. Secondary market trading between Clearstream participants and/or Euroclear system participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear system, as applicable.

We expect that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction.

A global note is exchangeable for definitive notes in registered certificate form if:

•

DTC (i) notifies us that it is unwilling or unable to continue as depositary for the global notes, and we fail to appoint a successor depositary, or (ii) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended; or

•	at our option, we notify the trustee in writing that we have elected to cause the issuance of the certificated securities.

In all cases, certificated securities delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures). Certificated securities may be presented for registration, transfer and exchange at The Bank of New York Mellon Trust Company, N.A., Chicago, Illinois, or the office or agency designated for such purpose.

DTC has advised us that: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, whom we refer to as indirect participants.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the trustee, the paying agent, nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Settlement and Payment

We will make payments in respect of the notes represented by the global notes (including principal, interest and premium, if any) by wire transfer of immediately available funds to the accounts specified by the global noteholder. We will make all payments of principal, interest and premium with respect to certificated securities by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to that holder’s registered address. The exchange notes represented by the global notes are expected to trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Global Clearance and Settlement Procedures

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear system participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear system participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of notes received in Clearstream or the Euroclear system as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear system participant or Clearstream participant on such business day. Cash received in Clearstream or the Euroclear system as a result of sales of the notes by or through a Clearstream participant or a Euroclear system participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear system cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations that may be relevant to a holder of a note. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, laws, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary deals only with beneficial owners of notes that will hold notes as capital assets and acquired notes upon original issuance at their original issue price. This summary does not address particular tax considerations that may be applicable to investors that are subject to special tax rules, such as banks, tax-exempt entities, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, entities taxed as partnerships or the partners therein, persons subject to the alternative minimum tax, U.S. expatriates, nonresident alien individuals present in the United States for more than 182 days in a taxable year, or persons that have a “functional currency” other than the U.S. dollar.

This summary addresses only U.S. federal income tax consequences, and does not address consequences arising under state, local, foreign tax laws or the Medicare tax on net investment income or under special timing rules prescribed under section 451(b) of the Code. Investors should consult their own tax advisors in determining the tax consequences to them of holding notes under such tax laws, as well as the application to their particular situation of the U.S. federal income tax considerations discussed below.

As used herein, a “U.S. holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, a citizen or resident of the United States or a domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of the note. A “non-U.S. holder” is a beneficial owner of a note that is an individual, corporation, foreign estate, or foreign trust, that is not a U.S. holder.

Classification of the Notes

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the notes. In the opinion of Cleary Gottlieb Steen & Hamilton LLP, under current law and based on the facts contained in this preliminary prospectus, the terms of the indenture and the notes, and certain assumptions stated in the opinion and representations relied upon in rendering the opinion, the notes should be classified for U.S. federal income tax purposes as indebtedness of Edison International (although there is no controlling authority directly on point). The opinion of Cleary Gottlieb Steen & Hamilton LLP is not binding on the Internal Revenue Service (“IRS”) or the courts. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described in this preliminary prospectus. Accordingly, we cannot assure you that the IRS will not challenge the opinion described herein or that a court would not sustain such a challenge. If the IRS were to successfully challenge the classification of the notes as indebtedness, interest payments on the notes would be treated for U.S. federal income tax purposes as dividends to the extent of Edison International’s current or accumulated earnings and profits. In the case of non-U.S. holders, interest payments treated as dividends would be subject to withholding of U.S. income tax, except to the extent provided by an applicable income tax treaty. In addition, such a determination would constitute a Tax Event that would entitle us to redeem the notes as described under “Description of the Notes—Redemption—Redemption Following a Tax Event” above. We agree, and by acquiring an interest in a note, each beneficial owner of a note will agree, to treat the notes as indebtedness of Edison International for U.S. federal income tax purposes, and the remainder of this discussion assumes this treatment. You should consult your tax advisors regarding the tax consequences that will arise if the notes are not treated as indebtedness of Edison International for U.S. federal income tax purposes.

U.S. Holders

Payments of Interest

We have the option under certain circumstances to defer payments of stated interest on the notes. Under the Treasury regulations relating to original issue discount (“OID”), a debt instrument is deemed to be issued with OID if there is more than a “remote” contingency that periodic stated interest payments due on the instrument will not be timely paid. We believe the likelihood of our exercising the option to defer payment of stated interest on the notes is remote within the meaning of the Treasury regulations in part because our exercise of the option to defer payments of stated interest on the notes would generally prevent us from:

•	declaring or paying any dividend or distribution on Capital Stock of Edison International;

•	redeeming, purchasing, acquiring or making a liquidation payment with respect to any Capital Stock of Edison International;

•	paying any principal, interest or premium on, or repaying, repurchasing or redeeming, any indebtedness of Edison International that ranks equally with or junior to the notes in right of payment; or

•	making any payments with respect to any guarantees by Edison International of any indebtedness if such guarantees rank equally with or junior to the notes in right of payment.

Similarly, if certain circumstances occur (see “Description of the Notes—Redemption—Redemption Following a Rating Agency Event” above), we will be obligated to pay amounts in excess of stated principal of the notes. Such excess payments will not affect the amount of interest income that a U.S. holder recognizes if there is only a remote likelihood that such payments will be made. We believe the likelihood that we will make any such payments is remote.

Based on these positions, a U.S. holder generally will be required to recognize any stated interest as ordinary income at the time it is received or accrued on the notes in accordance with your regular method of accounting for U.S. federal income tax purposes. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. There can be no assurance that the IRS or a court will agree with these positions. The meaning of the term “remote” in the Treasury regulations has not yet been addressed in any rulings or other guidance by the IRS or any court. If the possibility of Optional Interest Deferral were determined not to be remote, the notes would be treated as issued with OID and all stated interest would be treated as OID as long as the notes are outstanding. In that case, a U.S. holder would be required to accrue interest income on the notes using a constant yield method whether or not you receive any cash payment attributable to that interest, regardless of your regular method of accounting for U.S. federal income tax purposes. If the possibility of excess payments following a Rating Agency Event were determined not to be remote, the notes could be treated as “contingent payment debt instruments,” in which case a U.S. holder could be required to accrue interest income on the notes in excess of stated interest and would be required to treat as ordinary income rather than as capital gain any income realized on a taxable disposition of the notes. The notes will be treated as “variable rate debt instruments” for U.S. federal income tax purposes. Based on the application of the Treasury regulations applicable to variable rate debt instruments and the expected pricing terms of the notes, we also do not expect the pricing of the debentures to result in the notes as being treated as issued with OID for U.S. federal income tax purposes. The remainder of this discussion assumes the notes will not be treated as issued with OID or as contingent payment debt instruments.

Exercise of Interest Deferral Option

Under the Treasury regulations, if we exercise our option to defer the payment of interest on the notes, the notes will be treated as if they had been redeemed and reissued solely for OID purposes. Accordingly, all remaining interest payments on the notes (including interest on deferred interest) could be treated as OID, which you would be required to accrue and include in taxable income on a constant accrual basis over the remaining term of the notes, without regard to the time interest is actually paid on the notes and without regard to your regular method of accounting for U.S. federal income tax purposes. The amount of OID income includible in a U.S. holder’s taxable income would be determined on the basis of a constant yield method over the remaining term of the notes, and the actual receipt of future payments of stated interest on the notes would no longer be separately reported as taxable income. The total amount of OID that would accrue during the deferral period would be approximately equal to the amount of the cash payment due immediately following the end of that period. Any OID included in income would increase your adjusted tax basis in your notes, and your actual receipt of cash interest payments would reduce that adjusted tax basis.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Upon the sale, exchange or retirement of a note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued interest, which will be taxable as such ) and the U.S. holder’s tax basis in such note. A U.S. holder’s tax basis in a note will generally equal the cost of the note to such holder plus any amount that the holder was required to include in gross income as OID, minus any cash payments received in respect of accrued OID. Gain or loss recognized by a U.S. holder generally will be long-term capital gain or loss if the U.S. holder has held the Note for more than one year at the time of disposition. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. The deduction of capital losses is subject to limitations.

Non-U.S. Holders

Payments of Interest

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—FATCA,” payments of interest on the notes to a non-U.S. holder generally will be exempt from withholding of U.S. federal income tax under the portfolio interest exemption provided that (i) the non-U.S. holder properly certifies as to its foreign status by providing a properly executed IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) to the applicable withholding agent, (ii) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote; and (iii) the non-U.S. holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Subject to the discussion below under “—Information Reporting and Backup Withholding,” a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange, or other taxable disposition of notes.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes made to, and the proceeds of dispositions of notes effected by, certain U.S. taxpayers. In addition, certain U.S. taxpayers may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers to the person from whom they receive payments. Non-U.S. taxpayers may be required to comply with applicable certification procedures to establish that they are not U.S. taxpayers in order to avoid the application of such information reporting requirements and backup withholding. The amount of any backup withholding from a payment to a U.S. or non-U.S. taxpayer will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Under the U.S. tax rules known as the Foreign Account Tax Compliance Act (“FATCA”), a holder of notes will generally be subject to 30% U.S. withholding tax on interest payments on the notes if the holder is not FATCA compliant, or holds its notes through a foreign financial institution that is not FATCA compliant. In order to be treated as FATCA compliant, a holder must provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. These requirements may be modified by the adoption or implementation of an intergovernmental agreement between the United States and another country or by future Treasury regulations. If any taxes were to be deducted or withheld from any payments in respect of the notes as a result of a beneficial owner or intermediary’s failure to comply with the foregoing rules, no additional amounts will be paid on the notes as a result of the deduction or withholding of such tax. Prospective investors should consult their own tax advisers about how FATCA may apply to their investment in the notes.

UNDERWRITING

BofA Securities, Inc., Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC and Truist Securities, Inc., as representatives of the underwriters named below (the “Representatives”) and, together with Barclays Capital Inc. and Morgan Stanley & Co. LLC, as joint book-running managers of the offering, have entered into an underwriting agreement, dated the date of this prospectus, with Edison International relating to the offer and sale of the notes. In the underwriting agreement, Edison International has agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from Edison International, the principal amount of notes set forth opposite its name below:

Name	Principal Amount of Notes
BofA Securities, Inc.
Credit Suisse Securities (USA) LLC
RBC Capital Markets, LLC
Truist Securities, Inc.
Barclays Capital Inc.
Morgan Stanley & Co. LLC
Total	$

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

The underwriters propose to offer the notes directly to the public initially at the public offering price set forth on the cover page of this prospectus. Notes sold by the underwriters to dealers may be sold at the public offering price less a concession not to exceed        % of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed        % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the underwriters may change the public offering price and concessions.

The notes are a new issue of securities with no established trading market, and we do not intend to apply for the listing or trading of the notes on any securities exchange or trading facility or for inclusion of the notes in any automated quotation system. There can be no assurance that there will be a secondary market for the notes or the continued liquidity of such market if one develops. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market making at any time without notice.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Edison International
Per note		%

We expect delivery of the notes will be made against payment therefor on or about March    , 2023, which is the third business day after the date of this prospectus. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this prospectus will be required, by virtue of the fact that the notes initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions, and stabilizing transactions. Over- allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriter in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $             million.

No Sales of Similar Securities

We have agreed that, without the prior written consent of the Representatives, we will not, during the period beginning on and including the date of this prospectus through and including the original issue date of the notes, offer, sell, contract to sell, grant any option for the sale of or otherwise dispose of any notes, any debt securities of Edison International which are substantially similar to the notes (“Similar Securities”) or any securities convertible into, exchangeable into or exercisable for any notes or Similar Securities, provided that this agreement shall not apply to the offer, issuance or sale of, or any contract to sell, (i) the notes to the underwriters pursuant to the underwriting agreement, (ii) commercial paper or other debt securities with scheduled maturities of less than one year or (iii) any Senior Indebtedness (as defined above under “Description of the Notes—Subordination”). For purposes of clarity, it is understood and agreed that the term Similar Securities, as used in this paragraph, excludes (i) commercial paper or other debt securities with scheduled maturities of less than one year or (ii) any Senior Indebtedness (as defined above under “Description of the Notes—Subordination”).

Certain of the underwriters and their affiliates have performed investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

No action has been or will be taken by us that would permit a public offering of the notes, or possession or distribution of this prospectus or any other offering or publicity material relating to the notes, in any country or jurisdiction outside the United States where, or in any circumstances in which, action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and this prospectus and any other offering or publicity material relating to the notes may not be distributed or published, in or from any country or jurisdiction outside the United States except under circumstances that will result in compliance with applicable laws and regulations.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). For the purpose of this provision, the expression “an offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus is not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA. For the purpose of this provision, the expression “an offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPS Regulation”) for offering or selling the notes or otherwise making them available to any retail investor in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

In addition, in the United Kingdom (the “UK”), this document is being distributed only to, and is directed only at, (i) persons who are outside the UK or (ii) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Hong Kong

The notes have not been and will not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No advertisement, invitation or document relating to the notes have been or will be issued or have been or will be in the possession of any person for the purpose of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948 as amended, the “FIEA”). Accordingly, each underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any notes, in Japan or to, or for the benefit of, any resident of Japan ( meaning any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act 2001 (2020 Revised Edition) of Singapore (as modified and/or amended from time to time, the “SFA”). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes have not been and will not be issued, circulated or distributed, nor have the notes been or will the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA; (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(c)(ii) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

SFA Product Classification — In connection with Section 309B(1)(a) and Section 309B(1)(c) of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), unless otherwise specified before an offer of notes, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

Neither this prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The notes have not been and will not be registered, filed with or approved by the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority or agency of Taiwan, pursuant to relevant securities laws and regulations of Taiwan. The notes have not been and will not be issued, offered or sold, directly or indirectly, in Taiwan to investors other than “professional investors” as defined under Article 4 of the Financial Consumer Protection Act of Taiwan, unless otherwise permitted by the laws and regulations of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan, unless otherwise permitted by laws and regulations of Taiwan.

People’s Republic of China (excluding Hong Kong, Macau and Taiwan)

The notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China (the “PRC”) (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan) (a) by means of any advertisement, invitation, document or activity which is directed at, or the contents of which are likely to be accessed or read by, the public in the PRC, (b) to any person within the PRC, (c) to residents of the PRC, or (d) to any person for re-offering, resale or redelivery to any person within the PRC, except as permitted by all relevant laws and regulations of the PRC.

This prospectus, the offering material or any information contained herein or the notes (i) has not been filed with or approved by, verified by or registered with any relevant PRC authorities, thus (ii) may not be circulated in the PRC or used in connection with any offer for the subscription or sale of the notes in the PRC, and (iii) does not constitute an offer to sell or subscribe, or the solicitation of an offer to buy, directly or indirectly, any notes in the PRC to, or for the benefit of, any legal or natural persons in the PRC.

The notes may only be invested in by PRC investors that are authorized to engage in the investment in the notes of the type being offered or sold. Investors in the PRC are responsible for obtaining all relevant government regulatory approvals/licenses, verification and/or registrations themselves, including, but not limited to, those which may be required by the People’s Bank of China, the China Securities Regulatory Commission, the State Administration of Foreign Exchange, the China Banking and Insurance Regulatory Commission, and/or other relevant regulatory bodies, and complying with all relevant PRC laws and regulations, including, but not limited to, all relevant foreign exchange regulations and/or securities investment regulations.

Republic of Korea

The notes have not been and will not be registered with the Financial Services Commission of the Republic of Korea (“Korea”) for public offering in Korea under the Financial Investment Services and Capital Markets Act of Korea and its subordinate decrees and regulations (collectively, the “FSCMA”). None of the notes may be offered, sold or delivered, directly or indirectly, or offered or sold to any person for re-offering or resale or re-delivery, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transaction Law of Korea and the subordinate decrees and regulations thereunder (collectively, the “FETL”)) except as otherwise permitted under the applicable laws and regulations of Korea, including the FSCMA and the FETL. Without prejudice to the foregoing, the number of the notes offered in Korea or to a resident in Korea shall be less than fifty, and for a period of one year from the Issue Date of the notes, none of the notes may be divided resulting in an increased number of the notes. Furthermore, the notes may not be resold to Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government reporting requirements under the FETL) in connection with the purchase of the notes.

United Arab Emirates

This prospectus has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority (the “SCA”) or any other relevant licensing authority in the UAE including any licensing authority of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”) and the Financial Services Regulatory Authority (the “FSRA”), a regulatory authority of the Abu Dhabi Global Market (the “ADGM”). The person or entity to whom this prospectus has been issued acknowledges and agrees that this prospectus has not been reviewed, approved or licensed by the UAE Central Bank, the SCA, the DFSA, the FSRA or any other relevant licensing authority in the UAE.

This prospectus is not intended to, and does not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE (including the DIFC and the ADGM). Each underwriter has represented and agreed that the notes have not been and will not be registered with the SCA, the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Exchange or any other UAE regulatory authority or exchange.

The issue and/or sale of the notes has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE, including the FSRA and the DFSA, and does not constitute a public offer of securities in the UAE under any laws or regulations applicable in the UAE (including the DIFC and the ADGM) governing the issue, offering and sale of securities.

LEGAL MATTERS

Michael A. Henry, Assistant General Counsel, will pass upon the legality of the notes for us. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

Mr. Henry is a salaried employee of Southern California Edison Company and earns stock-based compensation based on Edison International’s common stock. Additionally, he may hold Edison International stock-based interests through an employee benefit plan and can participate in an Edison International shareholder dividend reinvestment and stock purchase plan.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Edison International’s Annual Report on Form 10-K for the year ended December 31, 2022, have been so incorporated in reliance on the report by PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports required by the Exchange Act and other information with the Securities and Exchange Commission.

The Securities and Exchange Commission maintains an Internet web site that contains reports and other information about issuers, such as Southern California Edison, that file electronically with the Securities and Exchange Commission. The address of that web site is http://www.sec.gov.

You may also review reports and other information about Edison International at our offices at 2244 Walnut Grove Avenue, Rosemead, California 91770. You may view and obtain copies of some of those reports and other information on the web site maintained by us, at http://www.edison.com. Information contained on or that can be accessed through this website does not constitute part of this prospectus.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission. You may obtain the full registration statement electronically from the Securities and Exchange Commission or electronically or in paper from us, as indicated below. We filed forms or copies of the articles of incorporation and other documents establishing the terms of the offered securities as exhibits to the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the earlier information. This prospectus incorporates by reference the documents listed below that we have previously filed or may file in the future with the SEC. These documents contain important information about Edison International.

•	Our Annual Report on Form 10-K for the year ended December 31, 2022.

•

All additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the end of the offering of the common stock and preferred stock described in this prospectus are incorporated by reference herein, other than information furnished to the SEC under Item 2.02 or Item 7.01 of Form 8-K.

Upon request, we will provide a copy of any of these filings without charge to each person to whom a copy of this prospectus has been delivered. You may request a copy of these filings by writing or calling us at:

Edison International

2244 Walnut Grove Avenue

P.O. Box 976

Rosemead, California 91770

Attention: Corporate Governance

Telephone (626) 302-4008

Edison International

$                % Fixed-to-Fixed Reset Rate

Junior Subordinated Notes due 2053

PROSPECTUS

Joint Book-Running Managers

BofA Securities	Credit Suisse	RBC Capital Markets	Truist Securities

Barclays		Morgan Stanley

March     , 2023